Exhibit 99.(e)(3)

FORM OF
DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of this ____ day of December, 2010, by and between ALPINE EQUITY TRUST, a Delaware statutory trust, ALPINE INCOME TRUST, a Delaware statutory trust, and ALPINE SERIES TRUST (collectively, the “Trusts”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”). ALPINE WOODS CAPITAL INVESTORS, LLC, the investment advisor to the Trusts (the “Advisor”), is a party hereto with respect to Section 5 only.

WHEREAS, the Trusts are registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as open-end management investment companies, and are authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Trusts desire to retain the Distributor as principal underwriter in connection with the offer and sale of the Shares of each series of the Trusts listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”); and

WHEREAS, this Agreement has been approved by a vote of the Trusts’ board of trustees (“Board of Trustees” or the “Board”), including its disinterested trustees voting separately, in conformity with Section 15(c) of the 1940 Act.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Quasar as Distributor

The Trusts hereby appoint the Distributor as its agent for the sale, redemption and exchange of the Shares, including for the limited purpose of determining the time as of which Share transactions are deemed to have been received, and distribution of Shares of each Fund in jurisdictions wherein the Shares may be legally offered for sale, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The Distributor is an independent contractor and shall be agent for the Investment Company only in respect to the foregoing matters. The services and duties of the Distributor shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Distributor hereunder.

2.	Services and Duties of the Distributor
A.

The Distributor agrees to sell Shares on a best efforts basis as agent for the Trusts upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus. As used in this Agreement, the term “Prospectus”

shall mean the current summary prospectus and prospectus, including the statement of additional information, as they may be amended or supplemented, relating to the Fund and included in the currently effective registration statement (the “Registration Statement”) of the Trusts filed under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act. The Trusts shall in all cases receive the net asset value per Share on all sales. If a sales charge is in effect, the Distributor shall remit the sales charge (or portion thereof) to broker-dealers who have sold Shares, as described in Section 2(G), below.

B.

During the continuous public offering of Shares, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of Shares and will accept such orders on behalf of the Trusts. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The public offering price of the Shares of each Fund shall be the net asset value per share (as determined by the Investment Company) of the outstanding Shares of the Fund (or class thereof) next determined after receipt of an order by the Fund or its designated agent plus any applicable sales charge, as described in the Registration Statement.

C.

The Distributor, with the operational assistance of the Trusts’ transfer agent, shall make Shares available for sale and redemption through the National Securities Clearing Corporation’s Fund/SERV System.

D.

The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations other than as contained in the Prospectus and any sales literature specifically approved by the Trusts.

E.

The Distributor agrees to cooperate with the Trusts or their agents in the development of all proposed advertisements and sales literature relating to the Fund. The Distributor agrees to review all proposed advertisements and sales literature for compliance with applicable laws and regulations, and shall file, as required, with appropriate regulators those advertisements and sales literature, and other material as defined by FINRA as “Communications with the Public” it believes are in compliance with such laws and regulations. The Distributor agrees to furnish to the Trusts any comments provided by regulators as communications to the public and to use its best efforts to obtain the approval of the regulators to use such materials.

F.

The Distributor, at its sole discretion, may repurchase Shares offered for sale by shareholders of a Fund. Repurchase of Shares by the Distributor shall be at the price determined in accordance with, and in the manner set forth in, the Prospectus. At the end of each business day, the Distributor shall notify the Trusts and their transfer agents, by any appropriate means, of the orders for repurchase of Shares received by the Distributor since the last report, the amount to be paid for such Shares and the identity of the shareholders offering Shares for repurchase. The Trusts reserve the right to suspend such repurchase right upon written notice to the Distributor. The Distributor further agrees to act as agent for the Trusts to receive and transmit promptly to the Trusts’ transfer agents, shareholder requests for redemption of Shares.

G.

The Distributor may, in its discretion, enter into agreements with such qualified broker-dealers or other qualified intermediaries (collectively, “Intermediaries”), in order that such broker-dealers also may sell Shares of a Fund. The form of any dealer agreement shall be approved by the Trusts. In making such arrangements, the Distributor shall act only as principal and not as agent for the Trusts. No such Intermediary is authorized to act as agent for the Investment Company in connection with the offering or sale of Shares to the public or otherwise, except for the limited purpose of determining the time as of which orders for the purchases, sales and exchanges of Shares are deemed to have been received. To the extent there is a sales charge in effect, the Distributor shall pay the applicable sales charge (or portion thereof), or allow a discount, to the selling broker-dealer, as described in the Prospectus.

H.	The Distributor shall devote its best efforts to effect sales of Shares of each Fund but shall not be obligated to sell any certain number of Shares.
I.

The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of any 12b-1 payments received by the Distributor or reports pursuant to Rule 38a under the 1940 Act related to 12b services as “principal underwriter” of each Fund.

J.	The Distributor agrees to advise the Trusts promptly in writing of the initiation of any proceedings against it by the SEC or its staff, FINRA or any state regulatory authority.
K.	The Distributor shall monitor amounts paid under Rule 12b-1 (or similar) plans and pursuant to sales loads to ensure compliance with applicable FINRA rules.
3.	Representations and Covenants of the Trust
A.	The Trusts hereby represent and warrant to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)

They are duly organized and existing under the laws of the jurisdiction of their organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform their obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Trusts in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trusts, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

They are conducting their business in compliance in all material respects with all applicable laws and regulations, both state and federal, and have obtained all regulatory approvals necessary to carry on their business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of their charter, bylaws or any contract binding them or affecting their property which would prohibit their execution or performance of this Agreement;

(4)

All Shares to be sold by it, including those offered under this Agreement, are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(5)

The Registration Statement, and Prospectus included therein, have been prepared in material conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; and

(6)

The Registration Statement (at the time of its effectiveness) and any advertisements and sales literature prepared by the Trusts or their agents (excluding statements relating to the Distributor and the services it provides that are based upon written information furnished by the Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

B.

The Trusts, or their agents, shall take or cause to be taken, all necessary action to register Shares of each Fund under the 1933 Act, qualify such shares for sale in such states as the Trust and the Distributor shall approve, and maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Trusts authorize the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.	The Trusts agree to advise the Distributor promptly in writing:

(i)           of any material correspondence or other communication by the Securities and Exchange Commission (the “SEC”) or its staff relating to a Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)          in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)          of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus, which may from time to time be filed with the SEC; and

(iv)         in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise, or in the event that it determines to suspend the redemption of Shares at any time as permitted by the 1940 Act or the rules of the SEC, including any and all applicable interpretations of such by the staff of the SEC.

D.	The Trusts shall notify the Distributor in writing of the states in which the Shares may be sold and shall notify the Distributor in writing of any changes to such information.
E.

The Trusts agree to file from time to time such amendments to their Registration Statement and Prospectus as may be necessary in order that their Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F.

The Trusts shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares and shall make available to the Distributor a statement of each computation of net asset value. In addition, the Trusts shall keep the Distributor fully informed of their affairs and shall provide to the Distributor, from time to time, copies of all information, financial statements and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including without limitation, certified copies of any financial statements prepared for the Trusts by their independent public accountants and such reasonable number of copies of the Prospectus and annual and interim reports to shareholders as the Distributor may request. The Trusts shall forward a copy of any filing related to the Registration Statement or any supplement thereto to the Distributor within one business day of any such filings. The Trusts represent that they will not use or authorize the use of any advertising, sales literature, or any other Communications with the Public, unless and until such materials have been approved and authorized for use by the Distributor. Nothing in this Agreement shall require the sharing or provision of materials protected by privilege or limitation of disclosure, including any applicable attorney-client privilege or trade secret materials.

G.

The Trusts have reviewed and are familiar with the provisions of FINRA Rule 2830(k) prohibiting directed brokerage. In addition, the Trusts agree not to enter into any agreement (whether orally or in writing) under which the Trusts direct or are expected to direct their brokerage transactions (or any commission, markup or other payment from such transactions) to a broker or dealer for the promotion or sale of Fund Shares or the shares of any other investment company. In the event the Trusts fail to comply with the provisions of FINRA Rule 2830(k), the Trusts shall promptly notify the Distributor.

4.	Additional Representations and Covenants of the Distributor

The Distributor hereby represents, warrants and covenants to the Trusts, which representations, warranties and covenants shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Distributor in accordance with all requisite action and constitutes a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	It is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA;
(5)

It: (i) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations and rules of self-regulatory organizations (including those related to customer identification programs and monitoring for suspicious activity); (ii) undertakes to carry out its AML Program to the best of its ability; (iii) will promptly notify the Trusts and the Advisor if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency; (vi) will promptly remedy any material deficiency of which it learns; (vii) will provide a summary of any material deficiencies identified in any audit of its AML Program; and (viii) will provide reports or other information to the Fund at the Fund’s reasonable request, related to the operation and implementation of any of the Fund’s anti-money-laundering policies for which the Distributor is responsible.

(6)

In connection with all matters relating to this Agreement, it will comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations or rules of any other applicable self-regulatory organization. The Distributor shall offer the Shares, and accept purchases, redemptions and exchanges for Shares, in compliance with the Registration Statement and applicable law.

(7)

It has adopted and implemented procedures to comply with applicable law and regulation related to cash transaction reporting requirements, as well as monitoring and reporting under FinCEN, OFAC and other government watch lists.

(8)

The Distributor shall be responsible for reviewing and making such filings with the FINRA, as required, of advertising and sales literature and any other Communications with the Public relating to the Fund. Upon request, the Distributor shall review the Registration Statement for compliance with the requirement of the FINRA Conduct Rules that each Fund’s prospectus contain disclosure of the details of any arrangement by which special cash compensation arrangements are made available to a FINRA member distributing the Fund’s securities, which arrangements are not made available on the same terms to all FINRA members who distribute the Fund’s securities.

(9)

The Distributor shall adopt and follow procedures related to the services the Distributor provides pursuant to this Agreement, each as may be necessary to comply with the requirements of the FINRA, any other self-regulatory organization, and the federal and state securities laws. The Distributor shall provide reports or other information to the Investment Company at the Investment Company’s reasonable request, including, without limitation, reports related to the operation and implementation of such policies and procedures related to its services.

(10)

From time to time, a Fund may implement policies, procedures or charges in an effort to avoid the potential adverse effects on the Fund of short-term trading by market timers. The Distributor agrees to cooperate in good faith with the Investment Company in the implementation of (i) any such policies, procedures and/or charges, and (ii) the imposition and payment over to the Fund of redemption fees specified in the Registration Statement. The Distributor agrees, where appropriate, to make reasonable efforts to obtain the agreement of Intermediaries to comply with a Fund’s frequent trading and other policies set forth in the Registration Statement or to take alternative actions reasonably designed to achieve compliance with these policies.

(11)

Any information provided by the Distributor for use in the Registration Statement (at the time of its effectiveness) and information provided by the Distributor for use in any Communications with the Public prepared by the Trusts or their agents shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Fund pursuant to this

Agreement shall be true and correct in all material respects.

5.	Compensation

The Distributor shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Distributor shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by the Distributor in performing its duties hereunder. The Trusts shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trusts shall notify the Distributor in writing within 30 calendar days following receipt of each invoice if the Trusts are disputing any amounts in good faith. The Trusts shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trusts are disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of .5% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trusts to the Distributor shall only be paid out of the assets and property of the particular Fund involved. Such fees and expenses shall be paid to Distributor by the Trusts from Rule 12b-1 fees payable by the appropriate Fund or, if the Fund does not have a Rule 12b-1 plan, or if Rule 12b-1 fees are not sufficient to pay such fees and expenses, or if the Rule 12b-1 plan is discontinued, or if the Advisor otherwise determines that Rule 12b-1 fees shall not, in whole or in part, be used to pay Distributor, the Advisor shall be responsible for the payment of the amount of such fees and expenses not covered by Rule 12b-1 payments.

6.	Expenses
A.

The Trusts shall bear all costs and expenses in connection with the registration of their Shares with the SEC and its related compliance with state securities laws, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders, including but not limited to: (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses, as well as related advertising and sales literature; (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Trusts pursuant to Section 3(D) hereof. The Trust doesn’t assume responsibility for any expenses not expressly assumed hereunder.

B.

The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor shall bear its own costs and expenses, including without limitation the costs and expenses of its own employees, systems, office space, fixtures, and other overhead. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.	Indemnification
A.

The Trusts shall indemnify, defend and hold the Distributor and each of its managers, officers, employees, representatives and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively, “Losses”) that the Distributor Indemnitees may sustain or incur or that may be asserted against a Distributor Indemnitee by any person (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, or in any annual or interim report to shareholders, or in any advertisements or sales literature prepared by the Trusts or their agents, or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) based upon the Trusts’ refusal or failure to comply with the terms of this Agreement or from their bad faith, negligence, or willful misconduct in the performance of their duties under this Agreement; provided, however, that the Trusts’ obligation to indemnify the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any advertisement or sales literature in reliance upon and in conformity with written information relating to the Distributor and furnished to the Trusts or their counsel by the Distributor for the purpose of, and used in, the preparation thereof. The Trusts’ agreement to indemnify the Distributor Indemnitees is expressly conditioned upon the Trusts being notified of such action or claim of loss brought against the Distributor Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Distributor Indemnitees, unless the failure to give notice does not prejudice the Trusts; provided, that the failure so to notify the Trusts of any such action shall not relieve the Trusts from any liability which the Trusts may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Trusts’ indemnity agreement contained in this Section 7(A).

B.

The Trusts shall be entitled to participate at their own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Trusts elect to assume the defense, such defense shall be conducted by counsel chosen by the Trusts and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Trusts elect to assume the defense of any such suit and retain such counsel, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Trusts do not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trusts, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Trusts and the Distributor Indemnitees, the Trusts will reimburse the Distributor Indemnitees for the reasonable fees and expenses of any counsel retained by them. The Trust’s indemnification agreement contained in Sections 7(A) and 7(B) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of the Distributor Indemnitees and their successors. The Trusts agree promptly to notify the Distributor of the commencement of any litigation or proceedings against the Trusts or any of their officers or trustees in connection with the offer and sale of any of the Shares.

C.

The Trusts shall advance reasonable attorneys’ fees and other expenses incurred by any Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

D.

The Distributor shall indemnify, defend and hold the Trusts and each of their trustees, officers, employees, representatives and any person who controls the Trusts within the meaning of Section 15 of the 1933 Act (collectively, the “Trust Indemnitees”), free and harmless from and against any and all Losses that the Trust Indemnitees may sustain or incur or that may be asserted against a Trust Indemnitee by any person (i) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, or in any annual or interim report to shareholders, or in any advertisements or sales literature prepared by the Distributor, or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, or (iii) based upon the Distributor’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement; provided, however, that with respect to clauses (i) and (ii), above, the Distributor’s obligation to indemnify the Trust Indemnitees shall only be deemed to cover Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any advertisement or sales literature in reliance upon and in conformity with written information relating to the Distributor and furnished to the Trusts or their counsel by the Distributor for the purpose of, and used in, the preparation thereof. The Distributor’s agreement to indemnify the Trust Indemnitees is expressly conditioned upon the Distributor being notified of any action or claim of loss brought against the Trust Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Trust Indemnitees, unless the failure to give notice does not prejudice the Distributor; provided, that the failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(D).

E.

The Distributor shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Trusts, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Trust Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Trust does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Trust Indemnitees and the Distributor, the Distributor will reimburse the Trust Indemnitees for the reasonable fees and expenses of any counsel retained by them. The Distributor’s indemnification agreement contained in Sections 7(D) and 7(E) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust Indemnitees and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of the Trust Indemnitees and their successors. The Distributor agrees promptly to notify the Trusts of the commencement of any litigation or proceedings against the Distributor or any of its officers or directors in connection with the offer and sale of any of the Shares.

F.

The Distributor shall advance reasonable attorneys’ fees and other expenses incurred by any Trust Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

G.	No party to this Agreement shall be liable to the other parties for consequential, special or punitive damages under any provision of this Agreement.
H.

No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act, other applicable law or the rules of FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8.	Proprietary and Confidential Information

The Distributor agrees on behalf of itself and its managers, officers, and employees to treat confidentially and as proprietary information of the Trusts, all records and other information relative to the Trusts and prior, present or potential shareholders of the Trusts (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trusts, which approval shall not be unreasonably withheld and may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trusts.

Further, the Distributor will adhere to the privacy policies adopted by the Trusts pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders. The Distributor further agrees to comply with applicable law relating to the safeguarding of customer information. The Trusts and the Distributor agree that the information exchanged hereunder and information about the respective customers and potential customers of each is confidential and as such shall not be disclosed, sold or used in any way except to carry out the terms of this Agreement. Notwithstanding the foregoing, such confidential information may be disclosed on a “need to know” basis as set forth in applicable privacy rules and regulations. The obligations regarding confidentiality hereunder (other than legal or regulatory obligations) shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder, (iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation or court or administrative order.

9.	Records

The Distributor shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trusts, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. The Distributor agrees that all such records prepared or maintained by the Distributor relating to the services to be performed by the Distributor hereunder are the property of the Trusts and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trusts or their designee on and in accordance with its request.

10.	Compliance with Laws

The Trusts have and retain primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of a Fund relating to their portfolio investments as set forth in its Prospectus and statement of additional information. The Distributor’s services hereunder shall not relieve the Trusts of theirs responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto.

11.	Term of Agreement; Amendment; Assignment
A.

This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed. Unless sooner terminated as provided herein, this Agreement shall continue in effect for one year from the date hereof.

Thereafter, if not terminated, this Agreement shall continue in effect automatically as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by: (i) the Trusts’ Boards, or (ii) the vote of a “majority of the outstanding voting securities” of a Fund, and provided that in either event, the continuance is also approved by a majority of the Trusts’ Boards who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval.

B.

Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund: (i) through a failure to renew this Agreement at the end of a term, (ii) upon mutual consent of the parties, or (iii) upon not less than 60 days’ written notice, by either the Trust upon the vote of a majority of the members of its Board who are not “interested persons” of the Trusts and have no direct or indirect financial interest in the operation of this Agreement, or by vote of a “majority of the outstanding voting securities” of a Fund, or by the Distributor. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Trusts. If required under the 1940 Act, any such amendment must be approved by the Trusts’ Boards, including a majority of the Trusts’ Boards who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting for the purpose of voting on such amendment. In the event that such amendment affects the Advisor, the written instrument shall also be signed by the Advisor. This Agreement will automatically terminate in the event of its “assignment.”

C.	As used in this Section, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meaning as such terms have in the 1940 Act.
D.	Sections 7 and 8 shall survive termination of this Agreement.
12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of the Distributor’s duties or responsibilities hereunder is designated by the Trusts by written notice to the Distributor, the Distributor will promptly, upon such termination and at the expense of the Trusts, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Distributor under this Agreement in a form reasonably acceptable to the Trusts (if such form differs from the form in which the Distributor has maintained the same, the Trusts shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Distributor’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trusts.

13.	Early Termination

In the absence of any material breach of this Agreement, should the Trusts elect to terminate this Agreement prior to the end of the term, the Trusts agree to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the rebate of any negotiated discounts;
b.	all reasonable fees associated with converting services to successor service provider;
c.	all reasonable fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all reasonable out-of-pocket costs associated with a-c above.

The Distributor agrees to provide a statement setting forth the amounts of any such cost or fee to the Trust for consideration and approval sixty days in advance of date any such payment is due for consideration and approval.

14.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement (except as expressly provided for in this Agreement), or to conduct business in the name, or for the account, of the other party to this Agreement.

16.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict the Distributor from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.	Notices

Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other parties’ respective addresses as set forth below:

Notice to the Distributor shall be sent to:

Quasar Distributors, LLC

Attn: President

615 East Michigan Street

Milwaukee, Wisconsin 53202

notice to the Trusts and the Advisor shall be sent to:

Alpine Woods Capital Investors, LLC

2500 Westchester Avenue, Suite 215

Purchase, NY 10577

19.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

The parties hereby agree that the Distribution Services provided by Quasar Distributors, LLC will commence on or after December 13, 2010.

ALPINE EQUITY TRUST By: Name: Title:	QUASAR DISTRIBUTORS, LLC By: Name: James R. Schoenike Title: President

ALPINE INCOME TRUST By: Name: Title:	ALPINE SERIES TRUST By: Name: Title:

ALPINE WOODS CAPITAL ADVISORS, LLC (with respect to section 5 only) By: Name: Title:

Exhibit A

to the

Distribution Agreement

Each series under the following trusts:

Alpine Equity Trust

Alpine Income Trust

Alpine Series Trust

A-1

Exhibit B to the Distribution Agreement

Alpine Equity Trust, Alpine Income Trust and Alpine Series Trust

QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES FEE SCHEDULE effective December 13, 2010

Regulatory Distribution Annual Services

Minimum annual fee:

•

$350,000 for all series of the Alpine Mutual Funds regardless of the number of days in which Quasar serves as Distributor during the first 12 months of this agreement. $350,000 annually for calendar year 2012.

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Advertising Compliance Review

•	FINRA Filings
--	$175 /job for the first 10 pages (minutes if tape or video); $20 /page (minute if tape or video) thereafter (includes FINRA filing fee).
•	Non-FINRA filed materials, e.g. Institutional Use Only, Quasar Review Only, Correspondence, etc.
--	$75 /job for the first 10 pages (minutes if tape or video); $10 /page (minute if tape or video) thereafter.
•	FINRA Expedited Filing Service for 3 Day Turnaround
--	$1,000 for the first 10 pages (minutes if audio or video); $25 /page (minute if audio or video) thereafter. (FINRA may not accept expedited request)
•	Quasar Expedited Review Service for 24 Hour Turnaround – Does not include FINRA filing fee, if applicable
--	$500 for the first 10 pages (minutes if audio or video); $25 /page (minute if audio or video) thereafter.

Licensing of Investment Advisor’s Staff (if desired)

•	$2,500 /year per registered representative
•	Quasar is limited to these licenses for sponsorship: Series 6, 7, 24, 26, 27, 63, 66
•	$3,000 /FINRA designated branch location
•	Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees

Fund Fact Sheets

•	Design - $1,000 /fact sheet, includes first production
•	Production - $500 /fact sheet per production period
•	All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee
•	Web sites, brochures, and other sales support materials – Project priced via Quasar proposal

Out-of-Pocket Expenses

Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:

•	Typesetting, printing and distribution of Prospectuses and shareholder reports
•	Production, printing, distribution, and placement of advertising, sales literature, and materials
•	Engagement of designers, free-lance writers, and public relations firms
•	Long-distance telephone lines, services, and charges
•	Postage, overnight delivery charges
•	FINRA registration fees for Investment Advisor’s personnel [To include late U5 charge (if applicable)] (FINRA advertising filing fees are included in Advertising Compliance Review section above)
•	Record retention
•	Travel, lodging, and meals

Fees are billed monthly.

Alpine B-1